Exhibit 5.1
June 28, 2010
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Ladies and Gentlemen:
     We have acted as counsel to PPL Corporation, a Pennsylvania corporation (the “Company”), and PPL Capital Funding, Inc., a Delaware corporation (“PPL Capital Funding” and, together with the Company, the “Issuers”), in connection with the Registration Statement on Form S-3 (File Nos. 333-158200 and 333-158200-03) (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 23,000,000 Equity Units (the “Equity Units”) pursuant to the Underwriting Agreement dated as of June 22, 2010 among the Issuers and the underwriters named therein (the “Underwriting Agreement”). Each Equity Unit initially consists of (a) a 1/20 or 5% undivided beneficial ownership interest in $1,000 principal amount of PPL Capital Funding’s 4.625% Junior Subordinated Notes due 2018 (the “Notes”) guaranteed by the Company (the “Guarantee”) and (b) a stock purchase contract (a “Purchase Contract”) under which the holder of the Equity Unit will purchase from the Company on July 1, 2013, for an amount in cash equal to $50 per Equity Unit, a number of shares of the Company’s common stock, par value $.01 per share, to be calculated pursuant to the Purchase Contract and Pledge Agreement (as defined below). The Equity Units will initially be in the form of corporate units (the “Corporate Units”) and under certain circumstances a holder of a Corporate Unit may elect to create Treasury units (“Treasury Units”) pursuant to the Purchase Contract and Pledge Agreement. Unless otherwise indicated, “Equity Units” refers to both Corporate Units and Treasury Units.

     We have examined the Registration Statement, the Issuers’ prospectus, dated March 25, 2009 (the “Base Prospectus”), as supplemented by the prospectus supplement relating to the Equity Units, dated June 22, 2010 (together with the Base Prospectus, the “Prospectus”), filed by the Issuers pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Purchase Contract and Pledge Agreement, dated as of June 28, 2010 (the “Purchase Contract and Pledge Agreement”), among the Company, PPL Capital Funding and The Bank of New York Mellon, as purchase contract agent (the “Purchase Contract Agent”) and attorney in fact of the holders from time to time, and The Bank of New York Mellon, as collateral agent (the “Collateral Agent”), custodial agent (the “Custodial Agent”) and securities intermediary (the “Securities Intermediary”); a copy of the global certificates representing the Corporate Units; a copy of the global certificates representing the Treasury Units; the Indenture among the Company, PPL Capital Funding and The Bank of New York Mellon, as trustee (the “Trustee”), dated as of March 1, 2007 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 2, among the Company, PPL Capital Funding and the Trustee, dated as of June 28, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”); a copy of the certificates representing the pledged Notes; a copy of the global certificates representing the Notes; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers.

     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
     We also have assumed that each of the Indenture and Purchase Contract and Pledge Agreement are the valid and legally binding obligation of each of the Trustee, Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary, as applicable.
     We have assumed further that (1) the Company has duly authorized, executed and delivered each of the Indenture, the Purchase Contract and Pledge Agreement, and the Guarantee in accordance with the law of the Commonwealth of Pennsylvania and (2) execution, delivery and performance by the Company of each of the Indenture, the Purchase Contract and Pledge Agreement and the Guarantee do not and will not violate the law of the Commonwealth of Pennsylvania or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States).
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Equity Units, the terms of the offering thereof and related matters by the Finance Committee of the Board of Directors of the Company (the “Finance Committee”) and duly authorized officers of the Company and (b) the due execution, authentication, issuance and delivery of the Equity Units, and payment of the consideration therefor provided for in the Underwriting Agreement and otherwise in accordance with the provisions of the Purchase Contract and Pledge Agreement and the Underwriting Agreement, the Equity Units constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.	The Notes have been duly authorized, executed and issued by PPL Capital Funding and, assuming due authentication thereof by the Trustee and payment for and delivery of the Corporate Units in accordance with the Underwriting Agreement, constitute valid and legally binding obligations of PPL Capital Funding enforceable against PPL Capital Funding in accordance with their terms and entitled to the benefits of the Indenture.
3.	Assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantee and related matters by the Finance Committee and duly authorized officers of the Company, (b) the due execution, authentication, issuance and delivery of the Notes underlying such Guarantee, and payment of the consideration therefor provided for in the Underwriting Agreement and otherwise in accordance with the provisions of the Indenture and the Underwriting Agreement and (c) the due issuance of the Guarantee, the Guarantee constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Equity Units and to the use of our name under the caption “Legal Matters” and “Validity of the Securities and the PPL Guarantees” in the Prospectus.
                                                  Very truly yours,
                                                  /s/ Simpson Thacher & Bartlett LLP
                                                  SIMPSON THACHER & BARTLETT LLP